Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-227001

Prospectus Addendum to the Prospectus dated September 7, 2018

Royal Bank of Canada

Senior Global Medium-Term Notes, Series H

You should read the accompanying prospectus supplement, which gives the specific terms of the offered debt securities, together with the accompanying prospectus dated September 7, 2018 of Royal Bank of Canada (the “Bank”). When you read the supplement with the specific terms of the offered debt securities, please note that all references in the prospectus supplement, the applicable pricing supplement and any applicable product supplement to the prospectus dated January 8, 2016, the prospectus dated April 30, 2015, the prospectus dated July 23, 2013, the prospectus dated January 28, 2011, the prospectus dated January 11, 2010, the prospectus dated January 5, 2007, the prospectus dated December 21, 2005, or the prospectus dated October 14, 2003, or to any sections of such documents, should refer instead to the accompanying prospectus dated September 7, 2018 or to the corresponding section of that accompanying prospectus.

The accompanying prospectus dated September 7, 2018 supersedes the prospectus dated January 8, 2016, the prospectus dated April 30, 2015, the prospectus dated July 23, 2013, the prospectus dated January 28, 2011, the prospectus dated January 11, 2010, the prospectus dated January 5, 2007, the prospectus dated December 21, 2005 and the prospectus dated October 14, 2003.

RBC Capital Markets, LLC will, and other affiliates of the Bank may, use this prospectus addendum in connection with offers and sales of the debt securities in market-making transactions.

The debt securities will not constitute deposits that are insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation.

The date of this Prospectus Addendum is September 7, 2018.